Exhibit 99.1

AGREEMENT

                                                THIS AGREEMENT (the “Agreement”) is entered into as of June 9, 2003, by and among YouthStream Media Networks, Inc., a Delaware corporation (“YouthStream”), Network Event Theater, Inc., a Delaware corporation (“Network”), a subsidiary of YouthStream, Beyond the Wall, Inc., a Delaware corporation (“BTW”), the Ravich Revocable Trust of 1989 (Jess M. Ravich, Trustee) (the “Ravich Trust”), and the United States Small Business Administration as Receiver for Interequity Capital Partners, LP (“Interequity”), with reference to the following:

                                                A.                                   On or about January 20, 2003, the parties hereto, among others, entered into a Restructuring Agreement, as amended (the “Restructuring Agreement”);

                                                B.                                     Pursuant to the Restructuring Agreement, BTW issued its Promissory Note for $3,000,000, dated January 24, 2003, to the Ravich Trust (the “Ravich Trust Note”);

                                                C.                                     Pursuant to the Restructuring Agreement, BTW issued its Promissory Note for $1,000,000, dated January 24, 2003, to Interequity (the “Interequity Note”), the Ravich Trust Note and the Interequity Note are sometimes referred to herein collectively as the “Notes;”

                                                D.                                    Pursuant to the Restructuring Agreement, YouthStream and Network pledged all of the outstanding capital stock of BTW, as security for the Notes, pursuant to the provisions of a Security Agreement dated as of January 24, 2003 (the “Security Agreement”);

                                                E.                                      The Notes each contained due on sale clauses and negative covenants, and at the time the Notes were issued, it was expected that the business of BTW would be sold, and upon such sale substantial payments would then be made on the Notes;

                                                F.                                      BTW is currently negotiating to sell its assets, however, the proceeds to be realized from the sale will be substantially less than what was previously believed such assets would bring, consequently, none of the parties expectations will be fulfilled presently or in the near future; and

                                                G.                                     The Ravich Trust and Interequity are willing to permit the Notes to be modified and to release the pledge of the stock of BTW, upon the terms and conditions set forth below, and Youthsteam, Network and BTW (collectively, the “Companies”), believing such changes are in their bests interests and in the best interests of their shareholders, desire to enter into this Agreement.

                                                NOW, THEREFORE, in consideration of the foregoing recitals, other good and valuable consideration the receipt and sufficiency of which is acknowledged, and the mutual promises of the parties set forth below, the parties agree as follows:

                                                1.                                       Modification of Notes; Substitution of Obligor.    Upon the execution of this Agreement by all the parties:

                                                                                                (a)                                  YouthStream, BTW and the Ravich Trust shall execute and deliver the modification to the Ravich Note, attached hereto as Exhibit A;

                                                                                                (b)                                 YouthStream, BTW and Interequity shall execute and deliver the modification to the Interequity Note, attached hereto as Exhibit B;

                                                2.                                       Termination of Security Interest.  Upon the execution of this Agreement by all the parties, the Security Agreement is terminated, and the Ravich Trust, on behalf of itself and Interequity, shall return to YouthStream and Network, all certificates of BTW and/or Stock Assignments Separate from Certificates, delivered to it pursuant to the Security Agreement.

3.                                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and said counterparts shall constitute but one of the same instrument which may be sufficiently evidenced by one counterpart signed by the party who is to be charged with it.

4.                                       Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York.

5.                                       Authority.  Any individual executing this Agreement on behalf of an entity or trust, represents and warrants that such individual has the right and authority to so execute this Agreement and that this Agreement will be binding upon such entity or trust.

6.                                       Successors and Assigns.  This Agreement is entered into for the express benefit of the parties hereto, their successors and permitted assigns and is not intended, and shall not be deemed, to create in any other person any rights or interest whatsoever, including any right to enforce the terms hereof.

7.                                       Captions.  The captions of the various paragraphs and sections of this Agreement are for ease of reference only, and shall not be used to interpret or modify any provision hereof.

                                                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

(Signatures on next page)

YouthStream Media Networks, Inc.		Network Event Theatre, Inc.

By:	/s/ Robert Weingarten	By:	/s/ Robert Weingarten

Name:	Robert Weingarten	Name:	Robert Weingarten

Title:	Chief Financial Officer	Title:	Chief Financial Officer

United States Small Business Administration as Receiver for Interequity Capital Partners, LP		The Ravich Revocable Trust of 1989

By:	/s/ Thomas Gordon Morris	By:	/s/ Jess M. Ravich

Name:	Thomas Gordon Morris	Name:	Jess M. Ravich

Title:	Director, Office of Liquidation	Title:	Trustee

Beyond the Wall, Inc.

By:	/s/ Robert Weingarten

Name:	Robert Weingarten

Title:	Chief Financial Officer